SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant   /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement           / /  Confidential, for Use of
                                                the Commission Only (as
                                                Permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.
     14a-12

                    Interstate Bakeries Corporation
 ..............................................................................
              (Name of Registrant as Specified in its Charter)


 ..............................................................................
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
        ......................................................................

     2) Aggregate number of securities to which transaction applies:
        ......................................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ......................................................................

     4) Proposed maximum aggregate value of transaction:
        ......................................................................

     5) Total fee paid:
         .....................................................................

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     1) Amount Previously Paid:
        .......................................................

     2) Form, Schedule or Registration Statement No.:
        .......................................................

     3) Filing Party:
        .......................................................

     4) Date Filed:
        .......................................................

                          INTERSTATE BAKERIES CORPORATION
                             12 East Armour Boulevard
                            Kansas City, Missouri 64111
                                 (816) 502-4000
                                 --------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 23, 1997
                                 --------------
TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Interstate Bakeries Corporation (the "Company") will be held on September 23, 1997, at 10:00 a.m., at the Waddell & Reed Auditorium, 6300 Lamar, Shawnee Mission, Kansas 66202, for the following purposes:

     1. To elect two Class I Directors to serve a term of three years and until their successors shall be elected and qualified;

     2. To consider and act upon a proposal to amend Section 4.01 of Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of shares of all classes of stock which the Company shall have the authority to issue from 61,000,000 shares, consisting of 60,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share, to 121,000,000 shares, consisting of 120,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share;

     3. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the fiscal year ending May 30, 1998; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on August 8, 1997, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A postage-prepaid envelope is enclosed for that purpose. The prompt return of proxies will assure a quorum and save the Company the expense of further solicitation. If you attend the meeting, you may vote personally on all matters, and in that event, the proxy will not be voted. A copy of the Company's Annual Report for fiscal year 1997 accompanies this Notice and the Proxy Statement.

                By order of the Board of Directors

                         /s/ Ray Sandy Sutton

                          Ray Sandy Sutton
                         Corporate Secretary
August 25, 1997

                       INTERSTATE BAKERIES CORPORATION
                               ---------------

                               PROXY STATEMENT
                               ---------------

     This Proxy Statement, which is being mailed to stockholders on or about August 25, 1997, is furnished in connection with the solicitation by the Board of Directors of Interstate Bakeries Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held on September 23, 1997, commencing at 10:00 a.m. at the Waddell & Reed Auditorium, 6300 Lamar, Shawnee Mission, Kansas 66202. A stockholder may revoke his or her proxy by delivering a written notice to the Corporate Secretary of the Company at any time prior to the voting or by attending the Meeting and voting the shares in person.

     The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or other regular employees of the Company, and the Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting materials to beneficial owners. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services.

     The Board of Directors has fixed the close of business on August 8, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof and only stockholders of record at the close of business on that date will be entitled to vote. On August 8, 1997, the Company had outstanding 36,581,952 shares of common stock, $.01 par value per share (the "Common Stock"), entitled to one vote per share.

     A copy of the Company's Annual Report containing financial statements for the fiscal year ended May 31, 1997 has been mailed with this Proxy Statement to each stockholder of record as of the close of business on August 8, 1997. The Company's Form l0-K as filed with the Securities and Exchange Commission for the fiscal year ended May 31, 1997, will be mailed upon request, free of charge, to all persons who are record or beneficial holders of the Common Stock as of August 8, 1997. To obtain a copy of such report, written request should be made to the Company (Attention: Mr. Ray Sandy Sutton, Corporate Secretary) at 12 East Armour Boulevard, Kansas City, Missouri 64111.

                               VOTING PROCEDURES

     Shares represented by a properly signed proxy received pursuant to this solicitation will be voted in accordance with instructions thereon. If the proxy is properly signed and returned and no instructions are given on the proxy with respect to the matters to be acted upon, the shares represented by the proxy will be voted at the Meeting FOR the election, as directors of the Company, of the nominees hereinafter named, FOR the approval of the Amendment to Section 4.01 of Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of authorized shares and FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company. If any of the director nominees should unexpectedly become unavailable for election for any reason, the shares represented by the proxy will be voted for such substituted nominee or nominees as the Board of Directors may name. Each of the nominees hereinafter named has indicated his willingness to serve if elected, and it is not anticipated that any of them will become unavailable for election.

     The proxy confers discretionary authority, with respect to the voting of the shares represented thereby, on any other business that may properly come before the Meeting. The Board of Directors is not aware that any such other business, other than as set forth in this Proxy Statement and except for matters incident to the conduct of the Meeting, is to be presented for action at the Meeting and does not itself intend to present any such other business; however, if any such other business does come before the Meeting, shares represented by proxies properly signed and returned pursuant to this solicitation will be voted in accordance with the judgment of the person voting such proxies.

     A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the Meeting in order to take action on the proposals presented in this Proxy Statement. If such a majority is represented at the Meeting, then the two nominees for director receiving the greatest number of votes at the Meeting will be elected as directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger proportion of the total votes. The Amendment to Section 4.01 of Article FOURTH of the Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to notice of and to vote at the Meeting. The ratification of the appointment of the independent auditors requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For purposes of determining the outcome of the vote on the proposal to amend the Restated Certificate of Incorporation and to ratify the appointment of auditors, an instruction to "abstain" from voting on either such proposal will be treated as shares present and entitled to vote, and will have the same effect as a vote against such proposal. "Broker non-votes," which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter and will have no effect on the outcome of the vote on the Amendment to the Restated Certificate of Incorporation or the ratification of appointment of the independent auditors. The Company's stockholders will not have dissenters' rights of appraisal with respect to any of the proposals in this Proxy Statement.

                            SECURITY OWNERSHIP

Principal Stockholders

     The following table sets forth information as of July 31, 1997, regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

                                        Shares and Nature of      Percentage
Name and Address of Beneficial Owners   Beneficial Ownership         Held
-------------------------------------   --------------------      ----------

VCS Holding Company                          15,923,077(1)           43.53%
c/o Ralston Purina Company
Checkerboard Square
St. Louis, MO 63164

Metropolitan Life Insurance Company           2,441,730(2)            6.67
Mezzanine Investment Limited Partnership-8
1 Madison Avenue (10th Floor)
New York, NY 10010
______________________
     (1) Includes Common Stock which may be exchangeable by Ralston Purina Company upon the maturity of its SAILS, as described under Certain Transactions.

     (2) As of July 31, 1997, (x) Mezzanine Investment Limited Partnership-8, 99% of which is owned by Metropolitan Life Insurance Company ("Metropolitan Life") as limited partner and 1% of which is owned by 23rd Street Investments, Inc., as general partner (100% of which is owned by Metropolitan Life) and (y) Metropolitan Life, collectively owned 2,441,730 shares of the Common Stock.

Common Stock Owned By Management

     The number of shares of Common Stock of the Company beneficially owned as of July 31, 1997, by the directors, the Named Executive Officers (as defined below) and all directors and executive officers as a group, are set forth below:

                                        Shares and Nature of      Percentage
Name                                    Beneficial Ownership         Held
----                                    --------------------      ----------

Charles A. Sullivan                             431,177(l)            1.17%
G. Kenneth Baum                                  67,906(2)               *
Leo Benatar                                      13,000(3)               *
E. Garrett Bewkes, Jr.                           12,480(3)               *
Philip Briggs                                     1,000                  *
Robert B. Calhoun, Jr.                           11,366(3)               *
James R. Elsesser                                14,550(3)               *
Frank E. Horton                                  12,500(3)               *
William P. Stiritz                              595,050(3)(4)         1.63
Michael D. Kafoure                               66,667(1)               *
H. L. Shetler                                    76,954(1)               *
Ray Sandy Sutton                                 15,131(1)               *
Paul E. Yarick                                   47,896(1)               *
All directors and executive officers
   as a group (14 persons)                    1,391,626(1)            3.77
_____________________
*Less than 1%

     (l) Of the shares indicated, 143,148 (Mr. Sullivan), 66,667 (Mr. Kafoure), 46,767 (Mr. Shetler), 10,000 (Mr. Sutton), 30,834 (Mr.
          Yarick) and 370,750 (all directors and executive officers as a group) are attributable to currently exercisable stock options or stock options exercisable within 60 days.

     (2) Mr. Baum is a director and Chairman of the Board of George K. Baum Group, Inc. Mr. Baum is also the majority stockholder of George K. Baum Group, Inc. Of the 67,906 shares indicated, 10,000 are attributable to currently exercisable stock options and 36,179 of such shares are held by George K. Baum Group, Inc. Mr. Baum may be deemed to beneficially own all 36,179 shares of the Common Stock held by George K. Baum Group, Inc.

     (3) Of the shares indicated, 10,000 are attributable to currently exercisable stock options.

     (4)  Mr. Stiritz is not standing for re-election as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires executive officers and directors of the Company, and persons who beneficially own more than ten percent (10%) of the Common Stock ("reporting persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms and amendments thereto furnished to the Company and written representations from the executive officers and directors, the Company believes that all forms required to be filed by "reporting persons" of the Company were timely filed pursuant to Section 16(a) of the Exchange Act.

                              EXECUTIVE OFFICERS

     Set forth below is the name, age and present principal occupation or employment and five-year employment history of each executive officer of the Company. The executive officers of the Company serve at the pleasure of the Board of Directors. The business address of each person listed below is 12 East Armour Boulevard, Kansas City, Missouri 64111. None of the executive officers is related to any other director or executive officer by blood, marriage or adoption and each is a citizen of the United States.

                              Present Principal Occupation or Employment
        Name           Age    and Five-Year Employment History
        ----           ---    ------------------------------------------

Charles A. Sullivan     62    Chairman of the Board and Chief Executive
                              Officer of the Company and Interstate Brands
                              Corporation ("Brands") for more than the past five years; President of the Company and Brands until January 1995; director of the Company since August 1989.

Michael D. Kafoure      48    President and Chief Operating Officer of the
                              Company and Brands since September 1995; Senior
                              Vice President of the Western Division - North from July 1995 to September 1995; President and
                              Chief Operating Officer of Merico, Inc., a subsidiary of Campbell Taggart, Inc. from April
                              1994 to June 1995; President and Chief Operating
                              Officer of the U.S. Bakery Division of Campbell
                              Taggart, Inc. for more than two years prior thereto.

H. L. Shetler           64    Executive Vice President of Brands for more than
                              the past five years.

Ray Sandy Sutton        59    Vice President, Corporate Secretary and General
                              Counsel of the Company and Brands for more than the past five years.

John F. McKenny         47    Vice President and Corporate Controller of the
                              Company and Brands for more than the past five years.

Paul E. Yarick          58    Vice President and Treasurer of the Company and
                              Brands for more than the past five years.

                   PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Company's Board of Directors consists of between five and nine members, divided into three classes: Class I, Class II and Class III. Directors in each such class are elected for three-year terms, with each class standing for election in successive years. At the Meeting, two Class I Directors will be elected to serve until the third succeeding Annual Meeting of the Stockholders of the Company. Proxies may not be voted for more than two persons in the election of Class I Directors at the Meeting. Charles A. Sullivan and Leo Benatar, current Class I Directors of the Company, have been nominated for re-election. William P. Stiritz, who also currently serves as a Class I Director, is not standing for re-election. The following table sets forth certain information with respect to the two nominees, the Class II Directors (whose terms expire in 1998) and the Class III Directors (whose terms expire in 1999). None of the directors is related to any other director or executive officer by blood, marriage or adoption, and each is a citizen of the United States.

                 NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR
              A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

                                                 Principal Occupation
                                Director      or Employment for the Last
     Name              Age       Since        Five Years and Directorships
     ----              ---      --------      ----------------------------

Charles A. Sullivan     62        1989        Chairman of the Board and Chief
                                              Executive Officer of the Company
                                              and Brands for more than the past
                                              five years; President of the
                                              Company and Brands until January
                                              1995.  Mr. Sullivan is a director
                                              of UMB Bank, n.a., Sealright Co.,
                                              Inc. and The Andersons, Inc.

Leo Benatar(1)          67        1991        Associated Consultant for A. T.
                                              Kearney, Inc. and Principal for
                                              Benatar & Associates from June
                                              1996 to present; Chairman of the
                                              Board of Engraph, Inc. (a
                                              subsidiary of Sonoco Products
                                              Company) and Senior Vice
                                              President of Sonoco Products
                                              Company from October 1993 until
                                              May 1996; Chairman and Chief
                                              Executive Officer of Engraph,
                                              Inc. from 1981 until October
                                              1993.  Mr. Benatar is a director
                                              of Johns Manville Corporation,
                                              Mohawk Industries, Inc., PAXAR
                                              Corporation, Graphics Industries,
                                              Inc. and Aaron Rents, Inc.;
                                              Chairman and director of Federal
                                              Reserve Bank of Atlanta until
                                              January 1996.

                    CLASS II DIRECTORS CONTINUING IN OFFICE
                 WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING

                                                   Principal Occupation
                                Director        or Employment for the Last
     Name              Age       Since          Five Years and Directorships
     ----              ---      --------        ----------------------------

Philip Briggs(1)        69        1991          Chairman of the Board of
                                                Empire Blue Cross Blue Shield
                                                since July 1993; formerly
                                                Vice-Chairman and director of
                                                Metropolitan Life Insurance
                                                Company for more than one year
                                                prior thereto.

Robert B. Calhoun, Jr.  54        1991          Managing Director of Monitor
                                                Clipper Partners since April
                                                1997; Chief Executive Officer
                                                of the Clipper Group, L.P.
                                                from January 1991.  Mr.
                                                Calhoun is a director of
                                                Avondale Mills, Inc., Sterling
                                                Chemicals, Hvide Marine and
                                                TravelCenters of America, Inc.

Frank E. Horton(1)(2)  58         1992          President, The University of
                                                Toledo for more than the past
                                                five years.  Dr. Horton is a
                                                member of the Advisory Board
                                                of Keybank of Northwest Ohio.

                   CLASS III DIRECTORS CONTINUING IN OFFICE
                WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING

                                                   Principal Occupation
                                   Director     or Employment for the Last
     Name                    Age    Since       Five Years and Directorships
     ----                    ---   --------     ----------------------------

G. Kenneth Baum(2)            67     1988       Chairman of the Board of
                                                George K. Baum Group, Inc.
                                                from May 1994 to present;
                                                Chairman of the Board of
                                                George K. Baum & Company for
                                                more than two years prior
                                                thereto.  Mr. Baum is a
                                                director of H & R Block, Inc.,
                                                Sealright Co., Inc. and Unitog
                                                Company.

E. Garrett Bewkes, Jr.(1)(2)  70     1991       Consultant and Chairman for a
                                                number of PaineWebber mutual
                                                funds for more than the past
                                                five years; formerly Chairman
                                                of American Bakeries Company.
                                                Mr. Bewkes is a director of
                                                PaineWebber Group, Inc. and
                                                Napro Bio-Pharmaceutical, Inc.


James R. Elsesser             53    1995        Vice President and Chief
                                                Financial Officer of Ralston
                                                Purina Company for more than
                                                the past five years.

_____________________

(1)  Member of the Audit Committee.
(2)  Member of the Compensation and Stock Option Committee.


     During the 1997 fiscal year, the Board of Directors held five meetings and acted by written consent on six separate occasions. All directors attended more than 75% of the Board of Directors' meetings.

Committees of the Board

     The Board of Directors has appointed an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee") to assist in handling the various functions of the Board.

     The Audit Committee members are Leo Benatar, Philip Briggs, E. Garrett Bewkes, Jr. and Frank E. Horton. Mr. Benatar serves as Chairman of the Audit Committee. The Audit Committee recommends to the full Board of Directors the engagement of independent auditors, reviews with the auditors the scope and results of the audit, reviews with the Company's internal auditors the scope and results of the Company's internal audit procedures, reviews the independence of the auditors and non-audit services provided by the auditors, considers the range of audit and non-audit fees, reviews with the Company's independent auditors and management the effectiveness of the Company's system of internal accounting controls and makes inquiries into other matters within the scope of its duties. The Audit Committee held two meetings during the 1997 fiscal year. All members of the Audit Committee attended the meetings, except Mr. Benatar who was unable to attend either meeting.

     The Compensation Committee members are E. Garrett Bewkes, Jr., G. Kenneth Baum and Frank E. Horton. Mr. Bewkes serves as Chairman of the Compensation Committee. The Compensation Committee recommends to the full Board of Directors remuneration arrangements for senior management and directors, and determines the number and terms of awards granted under the Company's 1996 Stock Incentive Plan (the "1996 Plan") which was approved by the stockholders at the 1996 Annual Meeting. Prior to the establishment of the 1996 Plan, the Compensation Committee administered the 1991 Stock Option Plan (the "1991 Plan") pursuant to which only stock options were awarded. The Compensation Committee held three meetings during the 1997 fiscal year. All members of the Compensation Committee attended the meetings.

     The Company does not have a standing nominating committee.

Directors' Fees and Related Information

     Directors who are not salaried employees of, or consultants to, the Company are entitled to an annual retainer of $24,000 plus $2,000 for each Board meeting attended. In addition, directors who are members of committees of the Board of Directors and who are not salaried employees of, or consultants to, the Company are entitled to receive $1,000 for each committee meeting attended that is not conducted on the same day as a meeting of the full Board of Directors and $750 for each committee meeting attended that is conducted on the same day as a meeting of the full Board of Directors. In addition, non-employee directors are eligible for awards of stock options and restricted or unrestricted shares of Common Stock pursuant to the 1996 Plan. In fiscal 1997, each of the non-employee directors was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $37.00 per share, which was the closing sales price of the Company's Common Stock on the date of the grant (September 24, 1996), exercisable immediately. Directors may also elect to receive their retainers in the form of Common Stock pursuant to the 1996 Plan.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee was an officer, employee or a former officer or employee of the Company or any of its subsidiaries during the last fiscal year.


                            COMMON STOCK PERFORMANCE

     The graph set forth below compares the yearly percentage change in cumulative stockholder return of the Company's Common Stock since May 30, 1992 against the cumulative return of the Standard and Poor's Composite 500 Stock Index ("S&P 500") and the Standard and Poor's Food Index ("S&P Food Index") covering the same time period. The graph is based on $100 invested on May 30, 1992, in the Company's Common Stock, the S&P 500 and the S&P Food Index, each assuming dividend reinvestment. The historical stock price performance shown on this graph is not necessarily indicative of future performance.

                                 PERFORMANCE GRAPH


                     5/30/92  5/29/93   5/28/94   6/03/95   6/01/96   5/31/97
                     -------  -------   -------   -------   -------   -------

Interstate Bakeries  100.00   116.31     85.05    107.49    207.87    409.95
S&P 500 Index        100.00   111.61    116.36    139.86    178.75    231.33
S&P Food Index       100.00   104.86    104.16    131.36    154.60    204.02




                            EXECUTIVE COMPENSATION

     The Compensation Committee, which consists of three non-employee directors, recommends to the full Board of Directors the compensation of the Chief Executive Officer. The Compensation Committee also approves and monitors compensation guidelines for the Company's other executive officers as recommended by the Chief Executive Officer. The Compensation Committee's report for fiscal 1997 is set forth below.

Compensation Committee Report

     The Compensation Committee believes that it is in the best interest of the stockholders for the Company to attract, maintain and motivate dedicated and talented management personnel, especially its executive officers, by offering a competitive compensation package that maintains an appropriate relationship between executive pay and the creation of stockholder value. The general philosophy of the Compensation Committee is to integrate (i) reasonable levels of annual base salary, (ii) annual incentive bonus awards based upon achievement of short-term corporate and individual performance goals, such that executive compensation levels will be higher in years in which performance goals are achieved or exceeded and (iii) equity-based grants, to ensure that management has a continuing stake in the long-term success of the Company in return of value to its stockholders.

     The Compensation Committee recognizes that it must maintain base salary levels approximately commensurate with other comparable companies in the food industry with whom the Company competes for management personnel including, but not limited to, those included in the S&P Food Index (the "Comparable Companies"). However, the Compensation Committee believes that the compensation program for its executive officers and key management personnel should be primarily based upon performance. Therefore, base salaries for executive officers and other key management personnel are maintained at a level slightly below the mid-range level of such base salaries at the Comparable Companies. The Compensation Committee utilizes external salary surveys to establish base salaries in reference to the Comparable Companies. In addition to the external salary surveys, the individual executive's level of responsibility, prior experience, breadth of knowledge and overall skills are factors considered by the Compensation Committee in approving base salaries for each individual executive officer or key manager. Base salaries are adjusted annually to reflect the operating performance of the Company for the preceding fiscal year and average increases among the Comparable Companies. Operating performance of the Company includes such measures as sales volumes, market share performance, operating and net income margin trends, growth in earnings and cash flow per share, returns on capital and equity and increases in the value of the Company's Common Stock. Additional adjustments to reflect changes in the market or in individual responsibilities may be appropriate from time to time.

     All executive officers and key management personnel of the Company are eligible to receive cash incentive bonuses under the Company's Incentive Compensation Plan. Incentive bonus awards are based upon the Company achieving certain operating cash flow objectives. The Chief Executive Officer submits proposed minimum, target and maximum operating cash flow objectives to the Board of Directors for approval. Annual incentive bonus payments are calculated based on a formula which compares the Company's actual operating cash flow levels achieved to the objectives approved by the Board of Directors. Payments range from zero to 200% of target bonus amounts for the Chief Executive Officer and the divisional and corporate officers and zero to 150% for bakery management.

     Awards granted pursuant to the 1996 Plan comprise the third element of the compensation program for executive officers and key management personnel. The Compensation Committee believes the Company's executive officers and key management personnel should have a stake in the Company's ongoing success through stock and other equity-based ownership. To date, only stock options have been granted pursuant to the 1991 Plan and 1996 Plan.

     The value of the stock options is related directly to the market price of the Common Stock and thus to the long-term performance of the Company. The exercise price (the "Exercise Price") of stock options granted to employees under both the 1991 Plan and the 1996 Plan is the fair market value of the Common Stock on the date of grant. The Compensation Committee has complete discretion to select the optionees and to establish the terms and conditions of each option, subject in all cases to the provisions of the 1996 Plan. The 1996 Plan is designed to reward the executives for long-term results. The executives' potential to receive value from stock options will occur only if the Company's stock price increases above the Exercise Price. The number of stock options granted to any individual executive is generally based upon that executive's level of responsibility.

     As with all executive officers of the Company, the compensation of the Chief Executive Officer is reviewed by the Compensation Committee on a regular basis in comparison to compensation paid to executives holding comparable positions of responsibility including those employed at Comparable Companies. When recommending compensation for the Chief Executive Officer, the Compensation Committee utilizes the same factors applied to the other executives of the Company. Mr. Sullivan's minimum base salary of $400,000 is established under the terms of an Employment Agreement (the "Employment Agreement") with the Company, but the Board of Directors has discretion to set his base salary at an amount greater than the minimum. Although the Compensation Committee specifically discusses the Chief Executive Officer's contributions toward achieving the overall Company performance results, there are no unique criteria applied to the compensation of the Chief Executive Officer that are not also applied to other key executives and managers of the Company.

     Mr. Sullivan's fiscal 1997 compensation was determined in accordance with the Company's compensation policy which provides that executive compensation levels will be higher in years in which performance goals are achieved or exceeded. Incentive compensation is based on operating cash flow objectives defined with minimum, target and maximum operating cash flow goals. Fiscal 1997 performance was within the range of goals, therefore, Mr. Sullivan was eligible for an incentive bonus for fiscal 1997.

     Section 162(m) of the Internal Revenue Code of 1986 (the "IRC") imposes a $1 million cap on the deductibility of compensation (other than certain performance-based compensation) to certain executive officers of public companies. The Compensation Committee evaluates the impact of the cap on its compensation policies so as to conform such policies of the Company, to the extent practicable, to the IRC. However, in any such evaluation, other considerations, such as the retention of key personnel, may be determined to be of more importance than tax savings.

                                      Compensation Committee

                                 E. Garrett Bewkes, Jr., Chairman
                                         G. Kenneth Baum
                                         Frank E. Horton

Summary Compensation Table

     The following table sets forth information concerning compensation received for each of the last three fiscal years by (i) the Chief Executive Officer of the Company as of May 31, 1997 and (ii) the four other most highly compensated executive officers of the Company as of May 31, 1997, whose annual compensation exceeded $100,000 for the fiscal year ended May 31, 1997 (the individuals in (i) and (ii) are collectively referred to as the Named Executive Officers). The Company has not awarded stock appreciation rights, restricted stock or other long-term incentive compensation (other than stock options) under the 1996 Plan.

                                                                         Long-Term
                                                                        Compensation
                                                                    ------------------        All Other
                                          Annual Compensation             Shares            Compensation
Name and Principal           Fiscal      ----------------------     Underlying Options      ------------
     Position                 Year       Salary($)    Bonus ($)            (#)                ($)   (1)
------------------           ------      --------- ------------     ------------------      ------------
Charles A. Sullivan(2)        1997       $615,385  $1,120,000(3)         75,000               $12,800
 Chairman of the              1996        600,000     598,416                --                12,400
 Board and Chief              1995        453,846     192,830            75,000                12,000
 Executive Officer

Michael D. Kafoure            1997        307,692     440,000(3)         50,000                12,800
 President and Chief          1996        228,367     248,568            50,000                37,400(4)
 Operating Officer            1995             --          --                --                    --

H. L. Shetler                 1997        186,138     220,000(3)         20,000                12,800
 Executive Vice               1996        180,415     220,000                --                12,400
 President                    1995        143,298     141,476            35,000                12,000

Ray Sandy Sutton              1997        172,308     177,726            15,000                12,800
 Vice President,              1996        145,577     161,580                --                12,400
 Corporate Secretary          1995        137,063      85,738            20,000                12,000
 and General Counsel

Paul E. Yarick                1997        133,461      96,954            10,000                12,800
 Vice President               1996        119,576      88,146                --                12,400
 and Treasurer                1995        107,080      60,507            20,000                12,000
_____________________

(1) These amounts represent contributions by the Company to the Company's Retirement Income Plan for the benefit of each executive, excluding the amount described in (4) below.

(2) The Employment Agreement between the Company and Mr. Sullivan provides that Mr. Sullivan will serve as Chairman of the Board of the Company and Chief Executive Officer of the Company and Brands. The Employment Agreement, which is automatically renewed on May 31 of each year unless terminated by the Company and Brands or Mr. Sullivan, further provides that Mr. Sullivan will receive a minimum annual salary of $400,000 and will be eligible for an annual bonus, each to be determined by the Board.

     In the event Mr. Sullivan's employment with the Company is terminated without his consent, the Employment Agreement limits Mr. Sullivan's ability to compete with the Company and provides for full salary and benefits for a period of two years from the date of such termination and a lump sum payment equal to the aggregate annual bonuses paid to Mr. Sullivan for the two most recent fiscal years prior to such termination.

(3) Of the bonus amounts indicated, 76% (Mr. Sullivan), 15% (Mr. Kafoure) and 100% (Mr. Shetler) have been deferred.

(4) Mr. Kafoure was employed by the Company on July 19, 1995. In conjunction with his employment, Mr. Kafoure was paid a relocation bonus of $25,000.

Stock Options

     The following two tables set forth information for the last completed fiscal year relating to (i) the grant of stock options to the Named Executive Officers and (ii) the exercise and appreciation of stock options held by the Named Executive Officers.

              OPTION GRANTS IN THE FISCAL YEAR ENDED MAY 31, 1997

                            Number of     Percent of    Exercise                  Potential Realizable
                              Shares    Total Options      or                     Value of Stock Price
                            Underlying    Granted to      Base                       Appreciation(2)
                              Options     Employees       Price    Expiration   ------------------------
Name                        Granted(1)      In FY        ($/sh)       Date           5%          10%
----                        ----------  -------------   --------   ----------   ----------   -----------
Charles A. Sullivan           75,000         7.19%       $37.00     09/23/06    $1,745,183    $4,422,635
Michael D. Kafoure            50,000         4.79         37.00     09/23/06     1,163,455     2,948,424
H. L. Shetler                 20,000         1.92         37.00     09/23/06       465,382     1,179,369
Ray Sandy Sutton              15,000         1.44         37.00     09/23/06       349,037       884,527
Paul E. Yarick                10,000          .96         37.00     09/23/06       232,691       589,685
__________________

(1) All stock options were granted at an Exercise Price equal to the fair market value of the underlying Common Stock on the date of grant. The stock options become exercisable over a three-year period after the date of grant - one-third after the first year, another one-third after the second year and the total option shares after three years.

(2) Potential realizable value is based on the assumption that the price of the Company's Common Stock appreciates at the annual rate shown
     (compounded annually) from the date of option grant until the end of the ten year option term. There can be no assurance that the potential realizable values shown in the table will be achieved.

            AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND OPTION VALUES AT
                                  MAY 31, 1997

                                                Number of Shares
                                                   Underlying                  Value of Unexercised
                       Shares                   Unexercised Options            In-The-Money Options
                      Acquired                  at Fiscal Year-end             at Fiscal Year-end(1)
                         On       Value     --------------------------     ---------------------------
Name                  Exercise   Realized   Exercisable  Unexercisable     Exercisable   Unexercisable
----                  --------  ----------  -----------  -------------     -----------   -------------

Charles A. Sullivan    121,852  $2,400,380    118,148       75,000         $4,666,689     $1,256,250
Michael D. Kafoure          --          --     50,000       50,000          1,665,000        837,500
H. L. Shetler           18,749     643,506     40,100       20,000          1,755,162        335,000
Ray Sandy Sutton         5,000     183,125      5,000       15,000            196,875        251,250
Paul E. Yarick          20,792     708,037     27,500       10,000          1,172,175        167,500
_____________________

(l) The value of unexercised, in-the-money options is the difference between the Exercise Price of the options and the fair market value of the Company's Common Stock at May 31, 1997 ($53.75).

                              CERTAIN TRANSACTIONS

     On July 22, 1995, the Company acquired Continental Baking Company from Ralston Purina Company for $220,000,000 in cash and 16,923,077 shares of the Company's Common Stock. In connection therewith, Ralston Purina Company and the Company entered into a Shareholder Agreement which provided, among other things, that Mr. Elsesser be elected to the Board of the Company to serve until 1999 and that Ralston Purina Company reduce its ownership of the Company's Common Stock below 15% by August 15, 2000.

     On July 29, 1997, Ralston Purina Company issued $479,953,687.50 of 7% Stock Appreciation Income Linked Securities ("SAILS") which may be exchangeable upon maturity on August 1, 2000, for shares of the Common Stock of the Company owned by Ralston Purina Company. Registration Statements covering the SAILS and the related Common Stock were filed pursuant to the Shareholder Agreement and declared effective by the SEC on July 23, 1997. In connection with the registration of the SAILS and the Common Stock, the Company paid certain filing fees, printing expenses and related fees in the approximate amount of $500,000.

     Pursuant to certain rights of first refusal of the Company as provided in the Shareholder Agreement, in connection with the SAILS transaction, the Company purchased from Ralston Purina Company 1,000,000 shares of the Company's Common Stock for $60,079,375 or $60.079375 per share, which amount was the closing sales price of the Common Stock on the New York Stock Exchange on the date of pricing of the SAILS of $61.9375, less a 3% discount.

                  PROPOSAL NO. 2 - AMENDMENT TO THE RESTATED
                 CERTIFICATE OF INCORPORATION TO INCREASE THE
                         NUMBER OF AUTHORIZED SHARES

     The Board of Directors has unanimously approved an amendment to Section
4.01 of Article FOURTH of the Restated Certificate of Incorporation to increase the number of shares of all classes of stock which the Company shall have authority to issue from 61,000,000, consisting of 60,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share, to 121,000,000 shares, consisting of 120,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share.

     Currently, section 4.01 of Article FOURTH provides as follows:

          The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 61,000,000 shares, consisting of 60,000,000 shares of Common Stock of $.01 par value ("Common Stock") and 1,000,000 shares of Preferred Stock of $.01 par value ("Preferred Stock").

     As amended, Section 4.01 of Article FOURTH would read in its entirety as follows:

          The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 121,000,000 shares, consisting of 120,000,000 shares of Common Stock of $.01 par value ("Common Stock") and 1,000,000 shares of Preferred Stock of $.01 par value ("Preferred Stock").

     In all other respects the Restated Certificate of Incorporation will remain unchanged. The text of the proposed Amendment is attached hereto as Appendix A.

     As of August 8, 1997, 36,581,952 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. An additional 5,510,838 shares of Common Stock are reserved for issuance upon exercise of stock options under the 1996 Plan. The Board of Directors believes that the additional shares of Common Stock will afford the Company greater flexibility in meeting the future capital requirements of the Company and for any corporate needs which may arise. This might include, without limitation, issuances as part or all of the consideration paid by the Company for the possible acquisition of a property, business or entity and obtaining capital for use in the Company's business and operations. The Company has no agreements, plans, proposals, commitments, undertakings or arrangements which would result in the issuance of any additional shares of Common Stock and there can be no assurance that any such transaction will be entered into resulting in the issuance of additional shares. The additional authorized shares will not have any preemptive rights.

     The Board of Directors may issue the additional authorized shares without further action or authorization by the stockholders (except as may be required by law or by any stock exchange on which the Company's securities may then be listed) for corporate purposes which the Board of Directors may deem desirable, including, without limitation, stock splits, stock dividends or other distributions, financings, acquisitions, stock grants, options and employee benefit plans.

Difficulty in Effecting Changes in Control

     Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, the relative rights and preferences of which may be fixed by the Company's Board of Directors, without stockholder approval. While the Company has no present plans to issue any shares of Preferred Stock, the future issuance thereof could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, outstanding voting stock of the Company.

      Generally, pursuant to the Company's Restated Certificate of Incorporation, any business combination between the Company and a stockholder who beneficially owns 5% or more of the Company's outstanding voting stock (an "Interested Stockholder") must be approved by the affirmative vote of not less than a majority of the Company's outstanding voting stock held by the stockholders who are not involved in the transaction. Exceptions to this rule exist for: (1) a business combination that is solely between the Company and another corporation whose voting stock is 100% owned, directly or indirectly, by the Company, and (2) a business combination that is a merger or consolidation and the value of the consideration to be received per share by holders of Common Stock is not less than the highest per-share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions), paid by the Interested Stockholder in acquiring any of its holdings of Common Stock. Further, the conditions of the provision may be waived by the Company's Board of Directors in appropriate circumstances as set forth in the Restated Certificate of Incorporation.

     The term "business combination" generally includes: (1) a merger or consolidation of the Company or a subsidiary with or into an Interested Stockholder; (2) a sale, lease, exchange, transfer or other disposition to an Interested Stockholder of all or any substantial part of the assets either of the Company or of a subsidiary; (3) any merger or consolidation of an Interested Stockholder with or into the Company or a subsidiary; (4) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an Interested Stockholder to the Company or a subsidiary; (5) except in certain circumstances, the issuance of any securities of the Company or a subsidiary to an Interested Stockholder; (6) any recapitalization that would have the effect of increasing the voting power of an Interested Stockholder by more than 10%; and (7) any agreement, contract or other arrangement providing for any of the transactions described above.

     The Company's Restated Certificate of Incorporation provides for a classified board of directors with staggered three-year terms, a provision that increases the difficulty of removing all of the incumbent directors at one time which, in turn, could discourage a proxy contest.

Board Recommendation

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to notice of and to vote at the Meeting is required under Delaware law for the adoption of the Amendment to Section 4.01 of Article FOURTH of the Company's Restated Certificate of Incorporation. Accordingly, if the proposal is adopted, the Board of Directors intends to file an amendment to the Company's Restated Certificate of Incorporation following the Annual Meeting, in substantially the final form of Appendix A to this Proxy Statement, subject to any changes as may be required by law or otherwise deemed advisable.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

                      PROPOSAL NO. 3 - APPOINTMENT OF AUDITORS

     Stockholders are asked to ratify the appointment of Deloitte & Touche LLP as independent auditors of the books and accounts of the Company for the fiscal year ending May 30, 1998.

     Representatives of Deloitte & Touche LLP plan to attend the Meeting and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

              SUBMISSION OF STOCKHOLDERS' PROPOSALS AND OTHER MATTERS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting must be made in compliance with the rules and regulations of the Securities and Exchange Commission and be received by the Corporate Secretary, Interstate Bakeries Corporation, 12 East Armour Boulevard, Kansas City, Missouri 64111, no later than April 22, 1998, in order to be eligible for inclusion in the Company's fiscal year 1998 proxy materials.

     Management does not intend to bring any other matters before the Meeting and is not aware of any matters to come before the Meeting other than those referred to in the Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that the proxies solicited hereby will be voted thereon in accordance with the judgment of the person voting such proxies.

                     By Order of the Board of Directors

                           /s/ Ray Sandy Sutton

                               Ray Sandy Sutton

                                  APPENDIX A

     BE IT RESOLVED, that, subject to the approval of the stockholders, Article FOURTH of the Restated Certificate of Incorporation of the Company be amended to read as follows:

          Section 4.01   Authorized Capital.
                        ------------------   The total number of shares of all
                        classes of stock which the Corporation shall have the authority to issue is 121,000,000 shares, consisting of 120,000,000 shares of Common Stock of $.01 par value ("Common Stock") and 1,000,000 shares of Preferred Stock of $.01 par value ("Preferred Stock").

                               FORM OF PROXY
                         INTERSTATE BAKERIES CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned hereby appoints PAUL E. YARICK, RAY SANDY SUTTON and LINDA L. THOMPSON, in the order named, as proxies (each with the power to act alone and with power of substitution) to vote, as directed below, all shares of common stock of INTERSTATE BAKERIES CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Tuesday, September 23, 1997, at 10:00 a.m. at the Waddell & Reed Auditorium, 6300 Lamar, Shawnee Mission, Kansas or any adjournment thereof, as follows:

1.  ELECTION OF DIRECTORS

    / /    FOR all nominees listed below          / / WITHHOLD AUTHORITY
           (except as marked to the                   to vote for all nominees
           contrary below)

           Charles A. Sullivan         Leo Benatar

INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


              -----------------------------------------------

2.  APPROVAL OF AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF
    INCORPORATION

         / / FOR               / / AGAINST               / / ABSTAIN

3. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors of the Company for the fiscal year ending May 30, 1998.

         / / FOR               / / AGAINST               / / ABSTAIN

4. In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.


                ( to be signed and dated on reverse side.)

   When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of Directors, FOR amendment of the Company's Restated Certificate of Incorporation and FOR ratification of the appointment of Deloitte & Touche LLP as auditors of the Company. The Board of Directors recommends a vote FOR proposals 1, 2 and 3.




  Please sign exactly as name appears below.

                              DATED                            , 1997
                                    ---------------------------


                              ---------------------------------------
                                          (Signature)


                              ---------------------------------------
                                          (Signature)


                              Please sign here exactly as name appears to the left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Each joint owner or trustee should sign the proxy.

                              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                              CARD PROMPTLY USING THE ENCLOSED ENVELOPE.